Tina S. Barry
                                                   (972) 281-1484


               KIMBERLY-CLARK REPORTS THIRD QUARTER EARNINGS
Earnings Were 57 Cents Per Share in 1997 Compared to 62 Cents Per Share in
                    1996, Excluding Nonoperating Items


DALLAS, October 21, 1997 _ Kimberly-Clark Corporation (NYSE: KMB) today reported third quarter 1997 net income of $316.0 million, or 57 cents per share. The per share earnings declined 8.1 percent from earnings from operations of 62 cents per share in last year's third quarter. Reported earnings in the third quarter of 1996, including nonoperating gains, were 67 cents per share.
     Sales of $3.1 billion for the third quarter were 5.5 percent lower than in 1996; however, excluding the revenues from businesses sold during 1996 to meet the regulatory requirements of the company's merger with Scott Paper Company and from other businesses divested in 1997, sales were up approximately 1 percent. Sales for the quarter reflect an increase in worldwide sales volumes of 4 percent excluding divested businesses. The strengthening of the U.S. dollar and devaluations of certain Asian currencies negatively affected sales by approximately 3 percent and reduced earnings by approximately 2 cents per share.
     Excluding divested businesses, sales of personal care products in the third quarter rose 6 percent from last year, driven by an increase in sales volumes of 10 percent. Personal care sales volumes were higher in every region, with continuing strong growth in Europe and Latin America.
     Third quarter sales of tissue-based products excluding divested businesses were nearly 4 percent lower than in 1996, primarily because of changes in foreign currency exchange rates. On a worldwide basis, sales volumes and selling prices were virtually even with last year's levels. In North America, sales volumes of consumer tissue products were down about 2 percent from 1996, while sales volumes of away-from-home products increased by 9 percent. As a result of intensified competition, sales volumes of tissue-based products in Europe were down 4 percent compared to the third quarter of 1996, and selling prices averaged approximately 2 percent lower.
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     Third quarter operating profit of $466.5 million was 14.5 percent lower than in 1996.  The company's operating margin was 15.1 percent of
sales compared to 16.7 percent in last year's third quarter.   Excluding
the divested businesses, operating profit for the quarter declined about 10 percent.
     Wayne R. Sanders, chairman and chief executive officer, said: "Our personal care businesses continued to perform very well in the third quarter, and our strong cash flow resulted in lower interest expense. However, these improvements were not sufficient to overcome the effects of heightened competition in European tissue markets, the loss of earnings of divested businesses, adverse currency impacts and lower earnings in our away-from-home business in North America."
     The decrease in third quarter operating profit was attributable mainly to the impact of competitive conditions on the company's tissue businesses in Europe and the loss of earnings of the divested businesses. Operating profit also was adversely affected by strategic changes related to the combination of Kimberly-Clark's and Scott Paper Company's away-from-home businesses in North America, which will improve the ongoing profitability of this business. These strategies are now reaching full implementation; in the third quarter, as noted above, sales volumes increased 9 percent in this business as compared to a decrease of 4 percent in the first half of the year. To date, however, the transition has resulted in higher costs and a negative impact on operating profit in the third quarter of 1997 equivalent to approximately 2 cents per share.
     Interest expense for the quarter declined $8.0 million from 1996, due primarily to a reduction in the average level of debt. However, as a result of borrowings during this year's third quarter to fund common stock repurchases, total debt was approximately $2.4 billion at the end of the third quarter of 1997, compared to $2.2 billion at the end of the third quarter of 1996 and $2.3 billion at year-end 1996. The company's debt to capital ratio at the end of the third quarter of 1997 was 34.8 percent.
     The company repurchased 8.9 million shares of common stock during the third quarter. Year-to-date, 14.5 million shares have been repurchased at a cost of $724 million. The board of directors recently authorized the repurchase of an additional 20 million shares of common stock, of which the remaining authority is currently 18.9 million shares.
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                                      -3-
     Kimberly-Clark's share of net income of equity companies in the third quarter was $39.1 million in 1997 and $38.0 million in 1996. Net income of Kimberly-Clark de Mexico, S.A. de C.V. was slightly higher, as its sales and earnings have begun to recover from the effects of adverse economic conditions in Mexico over the last two years.
     For the first nine months of 1997, sales of $9.5 billion were down 3.7 percent from $9.8 billion last year. Excluding the sales of the divested businesses in both years, however, sales increased approximately 1 percent. Operating profit decreased 1.4 percent to $1,505.2 million in 1997 from $1,527.3 million in 1996, but was nearly 5 percent greater excluding the operating profit of the divested businesses. Earnings per share were $1.88 in 1997 versus $1.87 in 1996. Excluding extraordinary gains in 1997 and other nonoperating items in both years, earnings per share from operations were $1.82 in 1997 compared to $1.74 in 1996, an increase of 4.6 percent.
     Commenting on the company's 1997 earnings, Mr. Sanders said, "While we have made progress toward our long-term goals in a number of areas, our overall financial performance this year is not acceptable. We incurred significant costs to implement strategic changes in our away-from-home business in North America and have not sufficiently offset the effects of heightened competition in Europe and continued low selling prices for our products elsewhere around the world. However, we are taking aggressive steps to ensure our results will improve from this point forward. Our focus on profitable growth and cost reductions in our away-from-home business is beginning to pay off, and I am encouraged by the recovery in sales and earnings at Kimberly-Clark de Mexico.
     "Before the end of the year, we will finalize and announce plans for further, significant cost reductions in our worldwide operations. Our plans will be designed to increase operating efficiencies, focus on advantaged technologies and create a world-class cost and distribution structure to support our growth through the year 2000 and beyond."

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     A Fortune 100 company, Kimberly-Clark is celebrating its 125th anniversary in 1997. The company is a leading global manufacturer of personal care, consumer tissue and away-from-home products. The company's global brands include Huggies, Pull-Ups, Kotex, Depend, Kleenex, Scott, Kimwipes and Wypall. Other brands well-known outside the U.S. include Andrex, Scottex, Page, Popee, and Kimbies. Kimberly-Clark also is a major producer of professional health care products and premium business, correspondence and technical papers. The company has manufacturing operations in 36 countries and sells its products in more than 150 countries.
     Certain matters contained in this news release concerning the business outlook, anticipated financial and operating results and contemplated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. For a description of certain factors that could cause the company's future results to differ materially from those expressed in any such forward-looking statements, see the section of Part I, Item 1 of the company's Annual Report on Form 10-K for the year ended December 31, 1996 entitled "Factors That May Affect Future Results."

















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

                           KIMBERLY-CLARK CORPORATION
                        THIRD QUARTER ENDED SEPTEMBER 30
                      (Millions except per share amounts)


                                            1997            1996           Change
Net Sales                                 $ 3,095.3      $ 3,275.7         -  5.5%
  Cost of products sold                     1,937.0        2,019.7         -  4.1%
Gross Profit                                1,158.3        1,256.0         -  7.8%
  Advertising, promotion and selling
   expenses                                   482.0          501.9         -  4.0%
  Research expense                             51.0           50.0         +  2.0%
  General expense                             158.8          158.3         +  0.3%

Operating Profit                              466.5          545.8         - 14.5%
  Interest income                               5.9            5.9            --
  Interest expense                            (35.0)         (43.0)        - 18.6%
  Other income (expense), net                 (14.5)          34.0            N.M.

Income Before Income Taxes                    422.9          542.7         - 22.1%
  Provision for income taxes                  139.5          189.9         - 26.5%

Income Before Equity Interests                283.4          352.8         - 19.7%
  Share of net income of
   equity companies                            39.1           38.0         +  2.9%
  Minority owners' share of
   subsidiaries' net income                    (6.5)         (13.6)        - 52.2%


Net Income                                $   316.0      $   377.2         - 16.2%

Net Income Per Share                      $    .57       $    .67          - 14.9%



See Notes to Financial Summaries
N.M.-Not meaningful
Unaudited



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
                           KIMBERLY-CLARK CORPORATION
                         NINE MONTHS ENDED SEPTEMBER 30
                      (Millions except per share amounts)

                                            1997           1996          Change
Net Sales                                 $ 9,457.2      $ 9,825.5        -  3.7%
  Cost of products sold                     5,865.7        6,147.1        -  4.6%

Gross Profit                                3,591.5        3,678.4        -  2.4%
  Advertising, promotion and selling
   expenses                                 1,465.8        1,567.2        -  6.5%
  Research expense                            150.0          147.0        +  2.0%
  General expense                             470.5          436.9        +  7.7%

Operating Profit                            1,505.2        1,527.3        -  1.4%
  Interest income                              24.5           20.6        + 18.9%
  Interest expense                           (118.3)        (145.1)       - 18.5%
  Other income (expense), net                  (4.9)         106.4           N.M.

Income Before Income Taxes                  1,406.5        1,509.2        -  6.8%
  Provision for income taxes                  464.1          528.2        - 12.1%

Income Before Equity Interests                942.4          981.0        -  3.9%
  Share of net income of
   equity companies                           122.8          110.8        + 10.8%
  Minority owners' share of

   subsidiaries' net income                   (34.2)         (35.1)       -  2.6%


Income Before Extraordinary Gains           1,031.0        1,056.7        -  2.4%
  Extraordinary gains, net of
   income taxes                                17.5             -            N.M.

Net Income                                $ 1,048.5      $ 1,056.7        -  0.8%



Per Share Basis:


  Income before extraordinary gains       $   1.85       $   1.87         -  1.1%
  Extraordinary gains, net of
   income taxes                                .03              -            N.M.



  Net Income                              $   1.88       $   1.87         +  0.5%



See Notes to Financial Summaries
N.M.-Not meaningful
Unaudited

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


                           KIMBERLY-CLARK CORPORATION
                        THIRD QUARTER ENDED SEPTEMBER 30
                       (Millions except per share amounts)


                                             1997           1996          Change
NINE MONTHS ENDED SEPTEMBER 30

Cash Dividends Declared Per Share           $  .72        $   .69         +  4.3

Capital Spending                             692.6           557.3        + 24.3


TWELVE MONTHS ENDED SEPTEMBER 30

Net Income Return on Average
  Stockholders' Equity                        32.5%           28.5%*      + 14.0
Operating Profit Return on Average
  Assets                                      18.9%           16.5%*      + 14.5





*Excluding restructuring and other unusual charges.

See Notes to Financial Summaries
Unaudited













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                          KIMBERLY-CLARK CORPORATION
                         NOTES TO FINANCIAL SUMMARIES


(1)Share of net income of equity companies for the nine months ended September 30, 1997 includes a net nonoperating gain of $16.3 million, or $.03 per share, primarily related to the sale of a portion of the tissue business of Kimberly-Clark de Mexico, S.A. de C.V. ("KCM"). The sale was required by the Mexican regulatory authorities following the 1996 merger of KCM and Scott Paper Company's ("Scott") former Mexican affiliate.

(2)In June 1997, the Corporation sold Scott Paper Limited, a 50.1 percent-owned Canadian tissue subsidiary, and in March 1997, it sold its Coosa Pines, Alabama, newsprint and pulp manufacturing mill, together with related woodlands. Also in March, the Corporation recorded impairment losses on the planned sales of a pulp manufacturing mill in Miranda, Spain; a recycled fiber facility in Oconto Falls, Wisconsin; and a tissue converting facility in Yucca, Arizona; and on an integrated pulp making facility in Everett, Washington. These transactions were aggregated and reported as extraordinary gains totaling $17.5 million, or $.03 per share, for the nine months ended September 30, 1997.

(3)Other income (expense), net in 1996 includes the following gains related to sales of businesses and assets to meet regulatory requirements for the 1995 merger of Kimberly-Clark and Scott and the sale of the Corporation's remaining 20 percent interest in Midwest Express.

                                        Third Quarter          Nine Months
                                            Ended                 Ended
($ Millions, except per share         September 30, 1996    September 30, 1996

Certain U.K. tissue businesses,
a tissue mill in Prudhoe,
England and Lakeview tissue
mill in Neenah, Wisconsin                $  23.0                  $  23.0

Scott baby wipes and facial
tissue business in the U.S.
and Midwest Express                           -                      70.0

Total                                    $  23.0                  $  93.0

Effect on net income per share           $ 0.05                   $ 0.13

(4)The average number of common shares outstanding for the nine months ended September 30, 1997 and 1996 was 557.8 million and 564.0 million, respectively. The number of common shares outstanding as of September 30, 1997 and 1996 was 550.6 million and 564.6 million, respectively.

Unaudited

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
                          KIMBERLY-CLARK CORPORATION
                         SELECTED PRODUCT SEGMENT DATA
                                  (millions)

                                   Third Quarter                     Nine Months
                                Ended September 30               Ended September 30

                            1997        1996      Change      1997       1996     Change
NET SALES:
Personal Care Products   $1,328.9    $1,260.9   +  5.4%    $3,916.7   $3,601.9    + 8.7%
Tissue-Based Products     1,599.1     1,801.0    -11.2%     4,997.1    5,540.7    - 9.8%
Newsprint, Paper and
  Other                     179.8       237.7    -24.4%       581.1      742.9    -21.8%

Intersegment Sales          (12.5)      (23.9)     N.M.       (37.7)     (60.0)     N.M.

Consolidated              $3,095.3    $3,275.7   - 5.5%     $9,457.2   $9,825.5   - 3.7%

OPERATING PROFIT:

Personal Care Products    $ 232.6     $ 213.9    + 8.7%     $ 732.7    $ 578.5    +26.7%
Tissue-Based Products       202.3       296.0    -31.7%       662.9      818.6    -19.0%
Newsprint, Paper and
  Other                      43.3        53.0    -18.3%       128.0      170.5    -24.9%

Unallocated Items-net       (11.7)      (17.1)     N.M.       (18.4)     (40.3)     N.M.

Consolidated              $ 466.5     $ 545.8    -14.5%     $1,505.2   $1,527.3   - 1.4%




Description of Product Segments

Personal Care Products includes infant, child, feminine and incontinence care products: wet wipes; health care products; and related products.

Tissue-Based Products includes tissue and wipers for household and away-from-home use; pulp; and related products.

Newsprint, Paper and Other includes newsprint, printing papers, premium business and correspondence papers, specialty papers, technical papers, and related products; and other products and services.

N.M.-Not meaningful
Unaudited

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